Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the inclusion in the Registration Statement on Amendment No. 1 to Form SB-2 of our report dated February 8, 2002 on our audits of the consolidated balance sheets of Antex Biologics Inc. and its subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for the years then ended and the cumulative amounts presented for the period from August 3, 1991 (inception) to December 31, 2001.

We also consent to the reference to our firm under the caption Experts.

/s/ Eisner LLP
(formerly known as Richard A. Eisner & Company, LLP)

New York, New York
November 11, 2002